                             ARTICLES SUPPLEMENTARY
                                       OF
                             M.S.D.& T. FUNDS, INC.

     M.S.D.& T. FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Sections 2-105(c) and 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has increased the total number of shares of capital stock which the Company shall have authority to issue from Four Billion (4,000,000,000) to Ten Billion (10,000,000,000) shares of Common Stock of the par value of One Mil ($0.001) per share, and of the aggregate par value of Ten Million Dollars ($10,000,000):

          RESOLVED, that the total number of shares of capital stock which the Corporation shall have authority to issue be increased from Four Billion (4,000,000,000) to Ten Billion (10,000,000,000) shares of Common Stock of the par value of One Mil ($0.001) per share ("Shares"), with a resulting aggregate par value of Ten Million Dollars ($10,000,000).

          SECOND: The Board of Directors of the Corporation has classified the unissued and unclassified capital stock of the Corporation, authorized under the immediately preceding resolution, pursuant to the following resolutions:

          RESOLVED, that pursuant to the authority expressly given to the Board of Directors in Article VI, Section 6.4 of the Corporation's Articles of Incorporation, Four Hundred Million (400,000,000) of the Six Billion unclassified shares of capital stock (of the par value One Mill ($0.001)) be classified as Class H Common Stock (with an aggregate par value of Four Hundred Thousand Dollars ($400,000)); and

          FURTHER RESOLVED, that shares of Class H Common Stock shall represent interests in the International Equity Fund; and

          FURTHER RESOLVED, that each share of Class H Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles of Incorporation.

          THIRD: The shares of Common Stock of the Corporation classified pursuant to the resolutions set forth herein have been classified by the Corporation's Board of Directors under the authority contained in the Corporation's Articles of Incorporation.

          FOURTH: The total number of shares of capital stock which the Corporation was heretofore authorized to issue was Four Billion (4,000,000,000) shares, of which Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each were Class A Common Stock; Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each were Class B Common Stock; Six Hundred Million (600,000,000) shares of the par value of One Mill ($.001) per share each were Class C Common Stock; Six Hundred Million (600,000,000) shares of the par value of One mill ($.001) per share each were Class D Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each were Class E Common Stock; Five Hundred Million (500,000,000)
shares of the par value of One Mill ($.001) per share each were Class F Common Stock; and Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each were Class G Common Stock. The aggregate par value of all Common Stock was Four Million Dollars ($4,000,000).

          FIFTH: The total number of shares of capital stock which the Corporation is presently authorized to issue is Ten Billion (10,000,000,000) shares of Common Stock, of which Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each are Class A Common Stock; Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each are Class B Common Stock; Six Hundred Million (600,000,000) shares of the par value of One Mill ($.001) per share each are Class C Common Stock; Six Hundred Million (600,000,000) shares of the par value of One Mill ($.001) per share each are Class D Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class E Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class F Common Stock; Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each are Class G Common Stock; and Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share are each Class H Common Stock. The aggregate par value of all Common Stock having par value is Ten Million Dollars ($10,000,000).

          The total number of authorized and unclassified shares of capital stock of the Company remaining after the actions described above is Five Billion Six Hundred Million (5,600,000,000) shares of capital stock of the par value of One Mill ($0.001) and of the aggregate par value of Five Million Two Hundred Thousand Dollars ($5,200,000).

          IN WITNESS WHEREOF, M.S.D.& T. FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of this 23rd day of June, 1993.


[CORPORATE SEAL]              M.S.D.& T. FUNDS, INC.


                              By: /s/ Leslie B. Disharoon
                                 ------------------------
                                    Leslie B. Disharoon
                                    President

Attest:

/s/ W. Bruce McConnel, III
--------------------------
W. Bruce McConnel, III
Secretary

                                  CERTIFICATE
                                  -----------


          THE UNDERSIGNED, President of M.S.D.& T. FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.


                              /s/ Leslie B. Disharoon
                              -----------------------
Dated as of June 23, 1993     Leslie B. Disharoon
                              President